EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		October 24, 2005
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE ANNOUNCES THIRD QUARTER RESULTS ON RECORD SALES
MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) announced today that the third quarter of 2005 set company records for quarterly and nine-month sales.
Net sales for the third quarter of 2005 increased 30.8% to a record $207.5 million compared to $158.6 million during the third quarter of 2004. Shipment volume, measured in copper pounds of wire sold, in the third quarter of 2005 was virtually equal to the record unit volume achieved in the third quarter of 2004. The increase in net sales dollars is due primarily to higher wire prices in 2005 versus 2004. Net income for the third quarter of 2005 increased 75% to $11.2 million versus $6.4 million in the third quarter of 2004. Fully diluted net income per common share was $0.48 in the third quarter of 2005 versus $0.27 in the third quarter of 2004.
On a sequential quarter comparison, sales for the third quarter of 2005 increased 22.6% to $207.5 million from $169.3 million during the second quarter of 2005. Shipment volume, measured in copper pounds of wire sold, increased by 6.4% in the third quarter of 2005 versus the second quarter of 2005. Net Income for the third quarter of 2005 increased 362% to $11.2 million versus $2.4 million in the second quarter of 2005. Fully diluted net income per common share was $0.48 in the third quarter of 2005 versus $0.10 in the second quarter of 2005.
Net sales for the first nine months of 2005 increased 12.8% to a record $513.9 million compared to $455.7 million during the first nine months of 2004. Higher prices for building wire sold in 2005 account for the increase in net sales dollars versus 2004, offsetting a 2.4% decrease in unit volume year over year. Net income for the first nine months of 2005 was $14.7 million versus $26.9 million in the first nine months of 2004. Fully diluted net income per common share was $0.63 in the first three quarters of 2005 versus $1.14 in the first three quarters of 2004.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce our second strongest quarterly earnings in the history of the Company. We are encouraged by the strong increase in sales and margins during the third quarter versus the first half of 2005. Margins had been low in late 2004 and most of the first half of 2005. They began to trend upward late in the second quarter of 2005 and continued to expand during the third quarter. Our industry appears to be continuing the pricing discipline that started in the second quarter, which we believe should enhance our margins going forward. The price of copper, our major raw material, continues to be strong, which has historically enhanced our margins. Other inputs such as PVC resin and energy are also rising in cost as the gulf coast hurricanes have impacted supplies of these components, but we have been successful in passing these cost increases on through the price of our wire. The construction of our new armored cable plant continues on schedule. This extension of our product line is expected to begin producing sales in mid-2006.
We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. To that end, we have utilized the manufacturing and distribution flexibility we put in place last year to react quickly to changes in customer demand while keeping our inventories lean. We also want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	Sept 30,	December 31,
	2005	2004
ASSETS

Current Assets
Cash	$2,022	$2,640
Receivables, net	159,203	108,752
Inventories	50,194	39,111
Prepaid Expenses and Other	11,707	11,661

Total Current Assets	223,126	162,164

Property, Plant and Equipment, net	89,178	88,679

Other Assets	123	672

Total Assets	$312,427	$251,515

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$23,879	$15,090
Accrued Liabilities and Other	19,228	14,392

Total Current Liabilities	43,107	29,482

Long Term Liabilities
Note Payable	84,300	49,836
Non-Current Deferred Income Taxes	10,737	12,653

Total Long Term Liabilities	95,037	62,489

Total Liabilities	138,144	91,971

Stockholders’ Equity
Common Stock	259	259
Additional Paid in Capital	38,091	38,020
Treasury Stock	(15,275)	(15,275)
Retained Earnings	151,208	136,540

Total Stockholders’ Equity	174,283	159,544

Total Liabilities and Stockholders’ Equity	$312,427	$251,515

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statement of Income
(In Thousands)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2005		2004		2005		2004
Net Sales	$207,459	100.0%	$158,629	100.0%	$513,917	100.0%	$455,719	100.0%
Cost of Sales	176,462	85.1%	136,859	86.3%	456,802	88.9%	379,991	83.4%

Gross Profit	30,997	14.9%	21,770	13.7%	57,115	11.1%	75,728	16.6%

Selling, General and Administrative Expenses	12,769	6.2%	11,124	7.0%	33,254	6.5%	31,260	6.9%

Operating Income	18,228	8.8%	10,646	6.7%	23,861	4.6%	44,468	9.8%

Net Interest & Other Expense	1,074	0.5%	661	0.4%	2,676	0.5%	2,055	0.5%

Income before Income Taxes	17,154	8.3%	9,985	6.3%	21,185	4.1%	42,413	9.3%

Income Taxes	5,949	2.9%	3,594	2.3%	6,517	1.3%	15,489	3.4%

Net Income	$11,205	5.4%	$6,391	4.0%	$14,668	2.9%	$26,924	5.9%

Basic Earnings Per Share	$0.48		$0.28		$0.63		$1.17

Diluted Earnings Per Share	$0.48		$0.27		$0.63		$1.14

Weighted Average Number of
Common and Common
Equivalent Shares Outstanding:
-Basic	23,111		23,104		23,108		22,989

-Diluted	23,495		23,478		23,447		23,545